EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

1109519 Ontario Limited

The Sixty Two Investment Company Limited

810679 Ontario Limited

Fairfax Financial Holdings Limited

FFHL Group Ltd.

RiverStone Holdings Ltd.

RiverStone Insurance Limited

Fairfax (US) Inc.

Zenith National Insurance Corp.

Zenith Insurance Company

Clearwater Insurance Company

TIG Holdings Inc.

TIG Insurance Company

Odyssey US Holdings Inc.

Odyssey Re Holdings Corp.

Odyssey Reinsurance Company

Clearwater Select Insurance Company

Crum & Forster Holdings Corp.

The North River Insurance Company

United States Fire Insurance Company

Fairfax (Barbados) International Corp.

Advent Capital (Holdings) Ltd.

Northbridge Financial Corporation

Northbridge General Insurance Corporation